Exhibit 99.2

Title:  Osim to bring Brookstone stores to Asia within a year

By:

Date:  21 April 2005 1654 hrs (SST)

URL:  http://www.channelnewsasia.com/stories/singaporebusinessnews/view/143766/1/.html

SINGAPORE: It has been less than a week since Osim International announced a takeover deal for the US specialty retailer Brookstone.

But already the two companies are mapping out plans to derive synergy from the tie-up.

Osim says it will bring Brookstone stores into Asia.

It is planning to open 5 to 10 such concept stores in Singapore and Hong Kong within a year.

As for Brookstone, the retailer has already begun offering Osim massage chairs and healthy lifestyle products for sale in the US.

Brookstone says the takeover will help both companies increase their global footprint.

Michael Anthony, president and CEO of Brookstone, said: “By partnering with Osim, a proven retail concept in Asia, it is going to give us a significant opportunity to grow the brand globally.”

“We don’t understand the real estate market, or some of the distribution challenges that are unique to Asia. And Osim has already figured it out. So, it’s a way for both of us to quickly grow our businesses,” he added.

Brookstone has 289 outlets in the US, selling mainly lifestyle gadgets.

Upon completion of the deal, the company will be taken private and continue to be run under its existing management.

It will work with Osim as brother and sister companies.

And Brookstone intends to stay on an expansion path.

“We have 289 stores today. We have identified 175 existing stores in North America that will continue to grow. We plan to open 20 this year. Our overall business should grow in the 10 to 15 percent range on the revenue side, and 15 to 20 percent on the earnings side,” said Mr Anthony.

For Osim, the deal gives access to a retail network in the US, which it says will take 15 years to build.

And the company says it sees huge potential for its signature masage chairs in the US.

Currently, its penetration rate in America is just one percent, compared to 40 percent in Japan.

For a start, Osim is targeting the top 10 to 15 percent of the US market, home to some 100 million households.

Osim says it is excited about the lifestyle gadget business which it considers a growth industry, particularly in Asia.

“We see Brookstone concept stores, in terms of lifestyle gadgets, lifestyle gifts, have got tremendous potential in Asia. Consumers are getting more affluent. Going forward, if you look around, is there any gift store, or lifestyle gadget store? Nothing. Tremendous potential,” said Mr Ron Sim, founder and CEO of Osim International.

A new team will be set up to run the Asian Brookstone outlets, which will leverage on the US company’s three marketing strengths – Internet, catalogue and retail stores.

Once the S$752m takeover deal is completed, Osim will have 4 out of 8 board seats, with 2 from JWC, one from Temasek and one from Michael Anthony.

Analysts say the deal could boost Osim’s bottomline by between 9 and 15 percent. – CNA/ir

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